OMI CORPORATION CONFIRMS THAT IT CONSIDERED EQUITY OFFERING



                                                     Contact:  Fredric S. London
                                                                 OMI Corporation
                                                                  (203) 602-6789

STAMFORD, CONNECTICUT, October 13, 2000 - OMI Corporation (NYSE:OMM) today announced that market reports that it was seeking to raise equity in a private placement were correct but that it had ceased the effort.

Craig H. Stevenson, Jr., Chairman, Chief Executive Officer and President of OMI commented that "the Company identified certain assets that were attractively priced and sought a fast private offering as a means to partially finance acquisition of the assets. Due to stock market conditions the equity could not be raised at a price which the Company believed justified making the acquisitions. It and its advisors therefore determined to terminate the effort. The previously announced acquisition of the new Suezmax and the letter of intent for construction of one 47,000 dwt product tanker (and two options) are not affected by the decision."

The Company also confirmed that its previously announced bank refinancing closed as scheduled on October 12.

OMI Corporation is a major international tanker owner and operator. Its fleet currently comprises 21 vessels, consisting of five wholly-owned Suezmaxes, one bareboat chartered Suezmax, two time-chartered Suezmaxes, eight handysize product carriers, one handymax product carrier, three Panamax dwt product carriers which carry crude oil and one ultra large crude tanker. One new handymax product carrier is scheduled to be delivered to the Company in 2000. One additional new Suezmax is to be delivered to the Company in November 2000 or January 2001 and the Company has signed a letter of intent for the construction of one handymax product carrier for delivery in February 2002 and options for two additional handymax product carriers which would be delivered in the first half of 2003.